Exhibit 99.1
IBM Elects Ramon L. Laguarta to its Board of Directors

ARMONK, N.Y., January 30, 2026 . . . The IBM (NYSE: IBM) board of directors has elected Ramon L. Laguarta to the board, effective March 1, 2026.

Ramon L. Laguarta, 62, is the chairman and chief executive officer of PepsiCo. With a strong commitment to performance and leadership, Mr. Laguarta has led PepsiCo, a global food and beverage leader, since 2018. He has played a pivotal role in PepsiCo’s portfolio and cultural transformation.

Arvind Krishna, IBM chairman, president and chief executive officer, said: "We are pleased to have Ramon Laguarta join the IBM board of directors. Ramon’s background, expertise and proven track record of leveraging technology to transform large organizations make him an ideal director to help steward IBM and deliver significant value to our shareholders.”

Under Mr. Laguarta’s leadership, PepsiCo has evolved into a growth-driven, best-in-class organization. He has led a strategic, end-to-end transformation agenda, scaling technology across the enterprise, driving long-term value for the company.

Prior to becoming CEO, Mr. Laguarta was president of PepsiCo, responsible for driving the company’s corporate strategy. Throughout his career, he has held several executive positions and served as president of developing markets in Europe and CEO of Europe and Sub-Saharan Africa. He is a board member of the Business Roundtable.

Born and raised in Barcelona, Mr. Laguarta holds an MBA from ESADE Business School in Spain and a Master of Management from Thunderbird School of Global Management.

Contact:
Tim Davidson
914-844-7847
tfdavids@us.ibm.com